INCEPTION MINING INC.

5320 South 900 East, Suite 260

Murray, Utah 84107

November 1, 2013

U.P. and Burlington Development, LLC

10318 Oak Creek Lane

Highland, Utah 84003

Attention: Matt Anderson

Re:	Promissory Note (the “Note”) dated January 17, 2013 in the amount of $800,000 (the “Principal”) between Inception Resources, LLC (“Maker”) and U.P. and Burlington Development, LLC (“Holder”) as assumed by Inception Mining Inc. (“Inception”)

Dear Mr. Anderson:

Reference is hereby made to the Note as assumed by Inception. The Note is hereby amended (the “Amendment”) to include the following information above the final paragraph of the Note.

It is hereby acknowledged by Inception and Holder that as of February 11, 2013, Inception has paid to Holder $170,000 in Principal and that the remaining principal is $630,000 (the “Remaining Amount”).

It is hereby agreed to by Inception and Holder that the that at any time prior to or at the time of repayment of the Note by Inception, with respect to the Remaining Amount, the Holder may elect to convert some or all of the principal owing on the Note into shares of common stock of Inception, at a price of $0.45 per share (the “Conversion Rate”). Such election to convert shall be evidenced by completion of the conversion notice attached hereto and delivery of such notice to Inception.

We kindly request that you execute this letter below indicating that you agree with the above Amendment.

Sincerely,

Inception Mining Inc.

By:	/s/ Michael Ahlin
Name:	Michael Ahlin
Title:	CEO

AGREED AND ACKNOWLEDGED:

U.P. and Burlington Development, LLC

By:	/s/ Thomas Matt Anderson
Name:	Thomas Matt Anderson
Title:	President

ADDENDUM

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Inception Mining Inc. into Shares of Common Stock according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Rate: Not to be less than $.45 per share per stated formula:

Shares To Be Delivered:_________________________________________________________________

Signature:______________________________________________________________________

Print Name:__________________________________________________________________________

Address:______________________________________________________________________

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